EXHIBIT 10.1

Termination Agreement for Option Agreement Subscription Agreement

This Agreement is an agreement dated as of August 16, 2010 terminating (i) the Option Agreement (the “Option Agreement”) entered into as of the 5th day of March, 2010 between Sage Gold Inc. (“Sage”), Borealis Mining Company (“BMC”) and Gryphon Gold Corporation (“Gryphon”) as amended on March 26, 2010, April 19, 2010, April 28, 2010 and June 15, 2010, and (ii)  the Subscription Agreement (the “Subscription Agreement”) entered into as of the 5th day of March, 2010 between Sage and Gryphon, as amended on March 26, 2010 and April 28, 2010.

WHEREAS:

A.	Sage, BMC and Gryphon entered into the Option Agreement, as amended, which contains express termination provisions;

B.	Sage and Gryphon entered into the Subscription Agreement, as amended, which does not contain express termination provisions;

C.	Sage, BMC and Gryphon wish to terminate the Option Agreement and Sage and Gryphon wish to terminate the Subscription Agreement, in each case by mutual consent;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged and upon and subject to the terms and conditions hereafter set out, the parties agree as follows:

1.
Sage, BMC and Gryphon hereby agree and confirm that the Option Agreement, as amended shall be terminated from and effective the date hereof and all obligations of the parties thereunder shall be terminated, with the exception of Section 17.3 (Confidentiality) which shall remain in force and effect in accordance with its terms.

2.
Sage and Gryphon hereby agree and confirm that the Subscription Agreement, as amended shall be terminated from and effective the date hereof and all obligations of the parties thereunder in respect of the subscription for units of Gryphon by Sage on or before August 16, 2010 and having an aggregate subscription price of US$200,000 shall be terminated and be of no force or effect.

3.
Sage on the one hand and Gryphon and BMC on the other, agree that, other than expressly stated in section 1 above, neither Sage nor Gryphon and BMC  shall have any obligations to the other, or liability in respect thereof, in connection with the Option Agreement, the Subscription Agreement or transactions relating thereto.

4.
Each of Sage, BMC and Gryphon hereby agrees that it will not, and none of its officers, directors, agents, or employees will, in any way disparage, defame, deprecate, denigrate, defame, vilify, libel, slander, place in a negative light, or in any other way harm or attempt to harm the reputation, good will, or commercial interest of any other party to this Agreement.

This Agreement may be executed in any number of counterparts, each of which will be considered to be an original and together will constitute one and the same document.

IN WITNESS WHEREOF the parties have duly executed this Agreement on date set forth on the first page of this Agreement.

SAGE GOLD INC.

By:	/s/ C. Nigel Lees
	Name:	C. Nigel Lees
	Title:	President and CEO

BOREALIS MINING COMPANY

By:	/s/ John L. Key
	Name:	John L. Key
	Title:	Managing Member

GRYPHON GOLD CORPORATION

By:	/s/ John L. Key
	Name:	John L. Key
	Title:	CEO